Exhibit 99.2

Federal Energy Regulatory Commission Issues Cheniere's Creole Trail LNG
        Receiving Terminal Final Environmental Impact Statement

    HOUSTON--(BUSINESS WIRE)--May 5, 2006--Cheniere Energy, Inc. (AMEX:LNG) reported today that the Federal Energy Regulatory Commission (FERC) has issued the Final Environmental Impact Statement for Cheniere's Creole Trail LNG, L.P. and Cheniere's Creole Trail Pipeline Company projects.
    The FERC Staff concludes that approval of the Creole Trail LNG Receiving Terminal and Pipeline projects, with appropriate mitigating measures as recommended, would have limited adverse environmental impact.
    Cheniere initiated FERC's National Environmental Policy Act pre-filing process for these projects in January 2005, and submitted applications to FERC for authorization to site, construct and operate the projects in May 2005.
    The Creole Trail LNG receiving terminal will be located at the mouth of the Calcasieu Channel in Cameron Parish, Louisiana. The facility is designed with LNG regasification capacity of 3.3 billion cubic feet per day (Bcf/d), two unloading docks capable of handling up to 250,000 cubic meter LNG shipping vessels, and four 160,000 cubic meter tanks capable of holding 13.5 Bcf equivalent of LNG.

    Cheniere Energy, Inc.

    Cheniere Energy is developing a platform of three, 100% owned LNG receiving terminal projects along the U.S. Gulf Coast. The three terminals will have an aggregate send-out capacity of 9.9 billion cubic feet of natural gas per day. Cheniere plans to leverage its terminal platform by pursuing related LNG business opportunities both upstream and downstream of the terminals. Cheniere is also the founder and holds a 30% limited partner interest in a fourth LNG receiving terminal, is a partner in an LNG shipping venture, and engages in oil and gas exploration in the shallow waters of the U.S. Gulf of Mexico.
    Cheniere is based in Houston, Texas, with offices in Johnson Bayou, Louisiana, and Paris, France. Additional information about Cheniere may be found on the company's Web site at www.cheniere.com.

    This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere's business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere's LNG receiving terminal business. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere's periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

    CONTACT: Cheniere Energy, Inc., Houston
             Investor Relations
             David Castaneda, 713-265-0202
             or
             Christina Cavarretta, 713-265-0208